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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 21, 2005 (except for Note 6, as to which the date is April 7, 2005), in the Registration Statement (Form S-1 Amendment #1 No. 333-124915) and related Prospectus of Prospect Medical Holdings, Inc. for the registration of 2,718,284 shares of its common stock.

        We also consent to the use of our reports dated June 24, 2004, with respect to the Combined Financial Statements of Gateway Medical Group, and our reports dated June 23, 2004, with respect to the financial statements of Professional Care Medical Group IPA, included in the Registration Statement and related Prospectus referred to above.

/s/ ERNST & YOUNG LLP
Los Angeles, California July 20, 2005

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Consent of Independent Registered Public Accounting Firm